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EXHIBIT 99.2

AMISTAR CORPORATION ANNOUNCES INTENTION TO DEREGISTER ITS COMMON STOCK


SAN MARCOS, CALIFORNIA, March 15, 2007 /PRIMEZONE/ -- Amistar Corporation (OTC Bulletin Board-AMTA.OB) announced today that it intends to voluntarily deregister its common stock on or about March 30, 2007. On or about that date, Amistar will file a Form 15 with the Securities and Exchange Commission (the "SEC") to voluntarily deregister its common stock under the Securities Exchange Act of 1934, as amended ( the "Exchange Act").

Upon the filing of the Form 15, Amistar's obligation to file certain reports with the SEC, including Forms 10-K, 10-Q, and 8K, will immediately be suspended. Amistar expects that the deregistration of its common stock will become effective 90 days after the date of filing of the Form 15 with the SEC. As a result of the filing of the Form 15, Amistar expects that its shares will no longer be quoted on the OTC Bulletin Board. There can also be no assurance that any brokerage firms will continue to make a market in Amistar's common stock. However, Amistar anticipates, but cannot guaranty, that its common stock may be quoted on the Pink Sheets after it delists. The Pink Sheets is a provider of pricing and financial information for the over-the-counter securities markets. It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com, which provides stock and bond price quotes, financial news, and information about securities.

Stuart Baker, Amistar's President and CEO, stated: "Our Board of Directors, upon the recommendation of our management, unanimously determined to terminate the registration of the Company's common stock after carefully considering the advantages and disadvantages of continuing registration. The costs and administrative burdens associated with being a public company have significantly increased, particularly in light of the impacts of the Sarbanes-Oxley Act and the adoption of new rules by the SEC. Our Board has determined that the rising costs of compliance, as well as the substantial demands on management time and resources compelled by the compliance requirements, are disproportionate to the benefits Amistar receives from maintaining its registered status. The Board believes that deregistering will result in significant reductions in our accounting, legal and administrative expenses and enable our management to focus a greater portion of its time and resources to running our business."

In order to assist shareholders, Amistar has tried to anticipate some questions that shareholders may have once this deregistration has taken place.

         1. Does "deregistration" mean that I will no longer be a shareholder of Amistar?

         No. In Amistar's case, deregistering will have no effect upon your status as a shareholder.

         2. How will the "deregistration" affect me as a public shareholder?

         Amistar will not be required to file documents with the SEC. While Amistar currently plans to provide shareholders with certain information as discussed in item 4 below, you will likely not have the same amount of information regarding Amistar that you now have access to through SEC filings in the public record.

         Deregistration will likely adversely affect the market for your Amistar stock. It is uncertain what will happen as far as the trading of Amistar stock is concerned. Amistar stock is now quoted in the OTC Bulletin Board and certain market makers are making a market in the stock. It is likely that Amistar's stock will no longer be eligible for continued quotation on the Bulletin Board after deregistration. However, Amistar believes, but cannot guarantee, that its stock may be quoted in the Pink Sheets, as mentioned above.

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         3. Why has Amistar elected to "deregister"?

         Amistar's Board of Directors considered carefully this important step. The Board concluded that the savings to be achieved from deregistration will be material. These savings arise from several sources, including not being required to file periodic reports with the SEC, decreased director and officer liability insurance costs, decreased outside audit costs and, particularly, the savings related to no longer being required to comply with regulations adopted under the Sarbanes-Oxley Act passed in 2002 and other new SEC rules. Many of the SEC regulations adopted pursuant to Sarbanes-Oxley are already in effect for smaller public companies such as Amistar, and others will go into effect as soon as next year.

         These savings will inure to the benefit of Amistar and all of its shareholders. Further, the Board felt that the disadvantages of deregistration, primarily reduced trading volume of its stock, were few. Like many small public companies, the trading of Amistar stock has been very low.

         4. What information can I expect to receive about Amistar in the future?

         Amistar currently expects that it will continue provide its shareholders with periodic financial and operational information. The financial statements contained in these updates may be unaudited (this is another substantial savings Amistar can achieve by deregistering) and may not have the detail required of a company that files reports with the SEC. Amistar expects to continue to issue press releases concerning material developments though some events which were the subject of press releases in the past may not be included in future press releases. Amistar will work with the stock depositories and brokers and other "street name" shareholders to provide them with sufficient hard copies of information to make distributions to shareholders who hold their stock with brokers or other institutions. Where lawful, Amistar may elect to provide shareholders with certain information solely through its website, [www.amistar.com]. The Amistar website will continue to be a good source for information about Amistar.

         5. How will I be able to trade in Amistar stock?

         As stated previously, the precise ways in which you will be able to trade in Amistar stock are not and cannot be known at this time. Amistar hopes that brokers who currently make a market in Amistar stock will continue to do so in the future via the Pink Sheets, but it cannot assure that this will be the case.

The Company will issue an announcement after it files the Form 15 with the SEC.

In a separate Press Release, Amistar today announced that it was in negotiation for the sale of Amistar's and its majority owned subsidiary Distributed Delivery Networks' assets related to the business of designing, manufacturing, marketing, selling and servicing APM kiosks for delivery of finished prescriptions and other products to retail customers.

SAFE HARBOR DISCLOSURE UNDER THE 1995 SECURITIES LITIGATION REFORM ACT.

This news release contains forward-looking statements, which involve risks and uncertainties. The Company's actual future results could differ materially from the results anticipated herein. For information regarding factors that could impact the Company's future performance, see the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for 2005 and its Quarterly Report on Form 10-Q for the third quarter of 2006.

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Additional information about Amistar is available at www.amistar.com and
Distributed Delivery Networks Corporation at www.rx-apm.com.


contact:

Gregory Leiser
Vice-President Finance and CFO
760-471-3967
gregL@amistar.com